UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2015

STELLA BLU, INC.

(Exact name of registrant as specified in charter)

Nevada	333-192015	88-0524316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 Greyson Place Teaneck, New Jersey	07666
(Address of principal executive offices)	(Zip Code)

1-866-416-3547

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01.  Changes in Control of Registrant.

On January 20, 2015, a change in control of Stella Blu, Inc. (the "Company") occurred when Yoel Eliyahu sold all of his 6,500,000 common shares in a private share purchase transaction to Stefan Stojanovic.  Mr. Eliyahu sold his shares to Mr. Stojanovic for cash consideration of $111,928.  Mr. Stojanovic now has voting control over 63.1% of the Company’s issued and outstanding common stock.

To the knowledge of the Company, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On January 20, 2015, the Company received the resignation of Yoel Eliyahu from all of his positions with the Company, including President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.

Mr. Eliyahu’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On January 20, 2015, the Board of Directors and majority of the shareholders of the Company, by written consent resolution, appointed Stefan Stojanovic as its President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.

Since 2012, Mr. Stojanovic has worked as a Director at Pawtress Trading Ltd., a private company.  Mr. Sojanovic was unemployed prior to this.

Mr. Stojanovic will serve as the Company’s Director and officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between Mr. Stojanovic and any other person pursuant to which he was selected as an officer or director.  There are no family relationship between Mr. Stojanovic and any of the Company’s officers or directors.  Mr. Stojanovic has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STELLA BLU, INC.

Date: January 29, 2015	By:	/s/ Stefan Stojanovic.
Stefan Stojanovic., President

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